Eversheds Sutherland (US) LLP

Exhibit l

May 31, 2018

CM Finance Inc

601 Lexington Ave, Floor 26

New York, NY 10022

Re:	CM Finance Inc
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to CM Finance Inc, a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on Form N-2 (File No. 333-223999) (as amended from time to time, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under Securities Act of 1933, as amended (the “Securities Act”) with respect to:

(a) the offer, issuance and sale by the Company from time to time pursuant to Rule 415 under the Securities Act of up to $500,000,000 in aggregate of the following securities (collectively, the “Company Securities”):

(i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including Common Stock to be issuable upon exercise of the Rights and/or the Warrants (as such terms are defined below) (the “Common Shares”);

(ii) shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), including Preferred Stock to be issuable upon exercise of the Warrants (the “Preferred Shares”);

(iii) debt securities of the Company, including debt securities to be issuable upon exercise of the Warrants (the “Debt Securities”);

(iv) warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”); and

(v) subscription rights to purchase Common Stock (the “Rights”); and

(b) the offer and sale by the stockholder of the Company named under the caption “Selling Stockholder” in the Registration Statement (the “Selling Stockholder”) from time to time pursuant to Rule 415 under the Securities Act of up to 6,000,004 shares of the Common Stock (the “Selling Stockholder Shares” and, together with the Company Securities, the “Securities”).

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The Debt Securities will be issued in one or more series pursuant to an indenture (the “Base Indenture”) to be entered into by and between the Company and the trustee named therein (the “Trustee”) and any supplemental indenture (each, a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), as may be agreed from time to time between the Company and the Trustee. The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by and between the Company and the purchasers thereof or a warrant agent to be identified in the applicable Warrant Agreement. The Rights will be issued from time to time pursuant to one or more rights agreements (each, a “Rights Agreement”) to be entered into by and between the Company and the purchasers thereof or a rights agent to be identified in the applicable Rights Agreement.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)	The Articles of Amendment and Restatement of the Company (the “Charter”), certified as of a recent date by State Department of Assessments and Taxation of Maryland (the “SDAT”);

(ii)	The Bylaws of the Company (the “Bylaws”), certified as of the date of this opinion letter by an officer of the Company;

(iii)	A form of Base Indenture pertaining to the Debt Securities, to be entered into by and between the Company and the Trustee, in the form filed as an exhibit to the Registration Statement;

(iv)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date (the “Certificate of Good Standing”); and

(v)	The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization of the issuance, offer, and sale of the Company Securities pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company (collectively, the “Resolutions”).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (a) the genuineness of all signatures on all documents submitted to us for examination, (b) the legal capacity of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (e) that the Supplemental Indentures, the Warrant Agreements, and the Rights Agreements will be governed by the laws of the State of New York, and (f) that the Indenture, the Warrant Agreements, and the Rights Agreements will be valid and legally binding obligations of the parties thereto (other than the Company).

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This opinion letter is limited to the effect of the Maryland General Corporation Law (the “MGCL”) and, as to the Debt Securities, Warrants, and Rights constituting valid and legally binding obligations of the Company, the laws of the State of New York, in each case, as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdictions or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the issuance, offer and sale of the Securities.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The opinions expressed in paragraphs 3, 4 and 5 below are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally; (ii) general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity; and (iii) federal and state securities laws or public policy that may limit rights to indemnification and contribution.

On the basis of and subject to the foregoing and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that:

1.	Assuming that (i) the issuance, offer, and sale of the Common Shares from time to time and the final terms and conditions of such issuance, offer, and sale, including those relating to the price and amount of the Common Shares to be issued, offered, and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Company’s Charter and Bylaws, and the Resolutions, (ii) the Common Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Common Shares, the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, (iv) the Certificate of Good Standing remains accurate, and (v) in the case of Common Shares issuable upon the exercise of the Warrants or the Rights, the assumptions stated in paragraphs numbered (4) and (5), respectively, below are true and correct, the Common Shares will be duly authorized, validly issued, fully paid, and non-assessable.

2.

Assuming that (i) the issuance, offer, and sale of the Preferred Shares from time to time and the final terms and conditions of such issuance, offer, and sale, including those relating to the price and amount of the Preferred Shares to be issued, offered, and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Company’s Charter and Bylaws, and the Resolutions, (ii) the Preferred Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Preferred Shares, the total number of shares of Preferred Stock

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issued and outstanding does not exceed the total number of shares of Preferred Stock that the Company is then authorized to issue under the Charter, (iv) the Certificate of Good Standing remains accurate, and (v) in the case of Preferred Shares issuable upon the exercise of the Warrants, the assumptions stated in paragraph numbered (4) below are true and correct, the Preferred Shares will be duly authorized, validly issued, fully paid, and non-assessable.

3.	Assuming that (i) the Indenture relating to the Debt Securities has been duly authorized, executed, and delivered by each of the Company and the Trustee in accordance with the terms of the Indenture, (ii) the issuance, offer, and sale of the Debt Securities from time to time and the final terms and conditions of the Debt Securities to be so issued, offered, and sold, including those relating to price and amount of Debt Securities to be issued, offered, and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the Indenture, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument, or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, (iii) the Debt Securities have been (a) duly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof, (iv) the Debt Securities will not include any provision that is unenforceable against the Company, and (v) in the case of Debt Securities issuable upon the exercise of the Warrants, the assumptions stated in paragraph numbered (4) below are true and correct, the Debt Securities will constitute valid and legally binding obligations of the Company.

4.	Assuming that (i) the Warrant Agreements relating to the Warrants have been duly authorized, executed, and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph numbered (4), (ii) the issuance, offer and sale of Warrants from time to time and the final terms and conditions of the Warrants to be so issued, offered, and sold, including those relating to price and amount of Warrants to be issued, offered, and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Warrant Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument, or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Warrants have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Warrant Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company.

5.	Assuming that (i) the Rights Agreements relating to the Rights have been duly authorized, executed, and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph numbered (5), (ii) the issuance, offer and sale of Rights from time to time and the final terms and conditions of the Rights to be so issued, offered, and sold, including those relating to price and amount of Rights to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action

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of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Rights Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument, or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Rights have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Rights Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Rights will constitute valid and legally binding obligations of the Company.

6.	The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP